INSTITUTIONAL SERVICE SHARES EXHIBIT
                                     TO
                             MULTIPLE CLASS PLAN


     This Exhibit to the Multiple Class Plan (the "Plan") is hereby adopted by the Companies on whose behalf it is executed as of the date stated hereinbelow, pursuant to Sections 2, 3, 4, and 5 of the Plan with regard to the Institutional Service Shares of the Company.

1.  SEPARATE ARRANGEMENTS

   DISTRIBUTION ARRANGEMENTS
   Institutional Service Shares may be purchased through financial institutions (such as banks or investment dealers) which have a sales or service agreement with the distributor or directly from the distributor, Federated Securities Corp.

   CHANNEL/TARGET CUSTOMERS
   Institutional Service Shares ("Shares") of the Fund are designed primarily for accounts for which financial institutions act in a fiduciary or agency capacity.

   SALES LOAD
   Institutional Service Shares are sold without an initial or deferred sales load.


   DISTRIBUTION FEES
   None.

   SERVICES OFFERED TO SHAREHOLDERS
   Personal services and account-level recordkeeping


Institutuional Service Shares Exhibit                            Page 2
to Multiple Class Plan

   SHAREHOLDER SERVICES FEES
   0.25 of 1% of the average daily net asset value of the Institutional Service Shares

   MINIMUM INVESTMENTS
   The minimum initial investment in Institutional Service Shares is $25,000. An institutional investor's minimum investment will be calculated by combining all accounts it maintains with the Fund.

   VOTING RIGHTS
   Each Share gives the shareholder one vote in Director/Trustee elections and other matters submitted to shareholders of the entire corporation/trust for vote. All shares of each portfolio or class in the Fund have equal voting rights, except that only shares of that particular portfolio or Class are entitled to vote in matters affecting that portfolio or class.

2. EXPENSE ALLOCATION

   DISTRIBUTION FEES
   None.

   SHAREHOLDER SERVICE FEES
   Institutional Service Shares will pay up to 0.25 of 1% of the average daily net assets of the Institutional Service Shares.

3. CONVERSION FEATURES


Institutuional Service Shares Exhibit                            Page 3
to Multiple Class Plan
   Institutional Service Shares are not convertible into shares of any other class.

4. EXCHANGE FEATURES

   There is no specific exchange feature for Institutional Service Shares. Institutional Service Shares may be redeemed at net asset value, and the proceeds invested in shares of another class of shares or portfolio, subject to any applicable sales load.

               IN WITNESS WHEREOF, this Class Exhibit has been executed on behalf of the Multiple Class Companies listed below by their duly-authorized officer(s) as of the date(s) set forth below.


                                   By: S. Elliott Cohan

                                   Title:    Assistant Secretary